Exhibit 99.3

Independent Auditor’s Report

To the Directors of Bison Midstream, LLC

We have audited the accompanying carve-out balance sheet of Bison Gas Gathering System, a carve-out of Bear Tracker Energy LLC (subsequently acquired by Bison Midstream, LLC) as described in Note 1, as of December 31, 2012 and the related statement of operations, owner’s net investment and cash flows for the year then ended and the related notes to the carve-out financial statements. These carve-out financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these carve-out financial statements based on our audit.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these carve-out financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these carve-out financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the carve-out financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the carve-out financial statements referred to above present fairly, in all material respects, the carve-out financial position of Bison Gas Gathering System of Bear Tracker Energy, LLC (subsequently acquired by Bison Midstream, LLC) as of December 31, 2012, and the carve-out results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Anton Collins Mitchell LLP

Denver, Colorado

June 4, 2013

Bison Gas Gathering System

Balance Sheet

(In thousands)

December 31,	2012
Assets

Current assets:
Cash and cash equivalents	$—
Accounts receivable	5,463
Accounts receivable, related party	14
Other assets	133

Total current assets	5,610

Total property, plant and equipment, net	83,453
Rights-of-way, net	5,897
Other noncurrent assets	979

Total assets	$95,939

Liabilities and owner’s net investment

Current liabilities:
Trade accounts payable	$2,894
Accrued liabilities	4,775
Deferred revenue	1,302

Total current liabilities	8,971

Deferred revenue	18,580
Other noncurrent liabilities	300

Total liabilities	27,851

Commitments and contingencies

Owner’s net investment	68,088

Total liabilities and owner’s net investment	$95,939

See accompanying independent auditor’s report and notes to carve-out financial statements.

Bison Gas Gathering System

Statement of Operations

(In thousands)

Year ended December 31,	2012
Product revenues:
Natural gas sales	$7,089
Natural gas liquids sales	21,506
Condensate sales	7,937
Service fees	1,062

Total revenues	37,594

Costs and expenses:
Cost of natural gas and natural gas liquids	9,091
Transportation costs	9,954
Operations and maintenance	2,540
General and administrative	1,553
Depreciation and amortization	2,762

Total costs and expenses	25,900

Net income	$11,694

See accompanying independent auditor’s report and notes to carve-out financial statements.

Bison Gas Gathering System

Statement of Owner’s Net Investment

(In thousands)

Owner’s Net Investment, January 1, 2012	$47,427

Net income	11,694

Cash advances from (to) Bear Tracker Energy, LLC, net	8,938

Unit based compensation	29

Owner’s Net Investment, December 31, 2012	$68,088

See accompanying independent auditor’s report and notes to carve-out financial statements.

Bison Gas Gathering System

Statement of Cash Flows

(In thousands)

Year Ended December 31,	2012
Cash flows from operating activities:
Net income	$11,694
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization expense	2,762
Unit based compensation	29
Changes in operating assets and liabilities:
Accounts receivable, including related party	(1,657)
Prepaid and other current assets	(32)
Trade accounts payable	(44)
Accrued liabilities	(1,801)
Deferred revenues	11,918
Other long-term liabilities	300

Net cash provided by operating activities	23,169

Cash flows from investing activities:
Purchase of property, plant and equipment	(28,732)
Payments for rights-of-way	(3,375)

Net cash used in investing activities	(32,107)

Cash flows from financing activities:
Cash advances from BTE, net	8,938

Net cash provided by financing activities	8,938

Net change in cash and cash equivalents	—

Cash and cash equivalents, at beginning of year	—

Cash and cash equivalents, at end of year	$—

See accompanying independent auditor’s report and notes to carve- out financial statements.

Bison Gas Gathering System

Notes to Carve-Out Financial Statements

Year Ended December 31, 2012

1.              BACKGROUND AND BASIS OF PRESENTATION

Organization and Basis of Presentation

The Bison Gas Gathering System (“Bison” or the “Company”) Carve-out Financial Statements (the “Bison Carve-out Financial Statements”) present the historical carve-out financial position, results of operations, change in owner’s net investment and cash flows of Bison as of and for the year ended December 31, 2012.  The Bison Carve-out Financial Statements have been derived from the accounting records of Bear Tracker Energy, LLC (“BTE”) on a carve-out basis.  The Bison Carve-out Financial Statements have been prepared on a carve-out basis and the results do not necessarily reflect what the financial position, results of operations, change in net investment or cash flows would have been had Bison been a separate entity.

In January 2013, Summit Midstream Partners, LLC (“Summit Investments”) executed a definitive agreement with affiliates of GSO Capital Partners LP and Bear Tracker Investments, LLC to acquire 100% of the equity interests of Bear Tracker Energy, LLC. The transaction closed on February 15, 2013 and the related assets have been held in a newly created and wholly owned subsidiary of Summit Investments.  On June 4, 2013, Summit Midstream Partners, LP (“SMLP”) acquired Bison from Summit Investments for $250.0 million (see Note 12).

The operations of Bison include natural gas and natural gas liquids (“NGLs”) gathering and compression services in North Dakota.  It is located primarily in Mountrail and Burke counties in North Dakota. Natural gas gathered on the Bison system is compressed, dehydrated, and delivered to a third-party for conditioning and subsequent discharge to downstream pipelines that deliver the gas for further processing. The Company provides these services pursuant to long-term, primarily fee-based gathering agreements that include long-term acreage dedications.  In addition, many of the gas gathering agreements contain long-term minimum volume commitments.

BTE’s direct investment in Bison is presented as owner’s net investment in the Bison Carve-out Financial Statements and includes the accumulated net earnings and accumulated net distributions to BTE.  BTE’s direct investment in Bison is shown as owner’s net investment in place of member’s equity because a direct ownership by shareholders in Bison did not exist at December 31, 2012.

Bison’s results are comprised of the historical operations, assets, liabilities and cash flows of the Bison gas gathering system operated by BTE.  The operating results and the majority of the assets and liabilities of Bison have been specifically identified based on BTE’s existing divisional organization.  Certain other expenses presented in the carve-out statement of operations represent allocations and estimates of the costs of services incurred by BTE.  These allocations and estimates were based on methodologies that management believes to be reasonable and include administrative costs.

Revenues, costs of goods sold, operating costs, and depreciation and amortization have been specifically identified based on BTE’s existing divisional structure.  Salaries, benefits, unit based compensation and other general and administrative costs have been allocated to Bison based on management’s best estimate of how services were historically provided by existing employees.  Management believes the assumptions underlying

Bison Gas Gathering System

Notes to Carve-Out Financial Statements

Year Ended December 31, 2012

1.              BACKGROUND AND BASIS OF PRESENTATION (CONTINUED)

the Bison Carve-out Financial Statements are reasonable.  However, the Bison Carve-out Financial Statements herein may not reflect Bison’s financial position, results of operations, change in owner’s net investment or cash flows in the future or what Bison’s financial position, results of operations, change in owner’s net investment or cash flows would have been if Bison had been a separate entity.

The Bison Gas Gathering Carve-out Financial Statements were prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  These principles are established by the Financial Accounting Standards Board.  Management makes estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet dates, including fair value measurements, the reported amounts of revenue and expense and disclosure of contingencies.  Although management believes these estimates are reasonable, actual results could differ from its estimates.

2.              SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

The Company utilized BTE’s centralized processes and systems for cash management, payroll, purchasing and distribution. As a result, substantially all cash received by the Company was deposited in and commingled with the general corporate funds of the respective period’s owner and is or was not specifically allocated to Bison. The net results of these cash transactions between Bison and the respective period’s owner are reflected in owner’s net investment in the accompanying carve-out balance sheet.

Accounts Receivable

Accounts receivable relate to gathering, compressing and other services provided to our natural gas producer customers.  To the extent the Company doubts the collectability of our accounts receivable, the Company recognizes an allowance for doubtful accounts.  The Company did not experience non-payment for services during the year ended December 31, 2012.  As a result, the Company did not recognize an allowance for doubtful accounts as of December 31, 2012.

Other Current Assets

Other current assets include prepaid expenses allocated to Bison based on the methodology described in Note 1. The Company recognizes these assets into expense over the period of the respective term of the arrangement.

Bison Gas Gathering System

Notes to Carve-Out Financial Statements

Year Ended December 31, 2012

2.              SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fair Value

The Company follows Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820 Fair Value Measurements (“ASC 820”).  ASC 820 establishes a common definition of fair value to be applied when GAAP requires the use of fair value, establishes a framework for measuring fair value, and requires certain disclosures about such fair value measurements.

ASC 820 establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the observable inputs be used when available.  The hierarchy is broken down into three levels based on the reliability of inputs as follows:

Level 1: Observable inputs such as quoted prices in active markets for identical assets or liabilities to which the Company has access at a measurement date.

Level 2: Observable inputs other than Level 1 quoted prices that are observable for the asset or liability, either directly or indirectly; these include quoted prices for similar assets or liabilities in an active market, quoted prices for identical assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3: Unobservable inputs for which little or no market data exists, and for which the Company must develop its own assumptions regarding the assumptions that market participants would use in pricing the asset or liability, including assumptions regarding risk.

As of December 31, 2012, there were no assets measured at fair value.

Financial Instruments

The carrying amounts of accounts receivable, and accounts payable approximate fair value due to their short-term maturities.

Bison Gas Gathering System

Notes to Carve-Out Financial Statements

Year Ended December 31, 2012

2.              SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Property, Plant and Equipment

Property, plant and equipment are recorded at historical cost of construction. Expenditures that extend the useful life of an asset or enhance its productivity or efficiency from its original design are capitalized over the expected remaining period of use.  The cost of maintenance and repairs, which do not add capacity or extend the useful life of an asset, are expensed when incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.  Included in property, plant and equipment are amounts withheld as construction retainage of up to 10% of the capital expenditures committed to certain vendors until performance on these contracts is satisfactorily completed.  These amounts are included in accrued liabilities on the carve-out balance sheet.  Interest on debt used to fund construction is capitalized during construction and amortized over the estimated useful lives of the related assets.

Pipelines generally require a minimum volume of product in the system to enable the system to operate.  Such product, known as linefill, is generally not available to be withdrawn from the system.  Linefill owned by the Company is recorded at historical cost, is included in property, plant and equipment in the carve-out balance sheet and is not depreciated.

Construction in progress is stated at cost, which includes the cost of construction and other direct costs attributable to construction including internal development costs, external financing and interest costs that meet capitalization criteria.  No provision for depreciation is made on construction in progress until such time as the relevant assets are completed and placed into use.

Long-Lived Assets

The Company’s policy is to test for impairment when certain events indicate that the carrying value of a long-lived asset may not be recoverable. The carrying value of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from its use and eventual disposition.  If we conclude that an asset’s carrying value will not be recovered through future cash flows, we recognize  an impairment loss on the long-lived asset equal to the amount by which the carrying value exceeds its fair value.  We determine fair value using an income approach in which we discount the asset’s expected future cash flows to reflect the risk associated with achieving the underlying cash flows.  During the year ended December 31, 2012, we concluded that none of our long-lived assets had been impaired.

Rights-of-way

Rights-of-way are recorded at cost.  Rights-of-way are amortized over the estimated useful life of the underlying asset on a straight line basis.  These amounts are included net of accumulated amortization expense on the carve-out balance sheet.

Bison Gas Gathering System

Notes to Carve-Out Financial Statements

Year Ended December 31, 2012

2.              SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Other noncurrent assets

Other noncurrent assets include deposits on property, plant and equipment paid to equipment manufacturers on open purchase orders for pipe, processing equipment, and compression equipment not yet delivered to the Company.

Income Taxes

BTE is a limited liability company and therefore is not a tax-paying entity for federal income tax purposes. Accordingly, a provision for federal income taxes has not been recorded in the Bison Carve-out Financial Statements.

Asset Retirement Obligations

The Company follows ASC 410 Asset Retirement and Environmental Obligations, which requires that an asset retirement obligation (“ARO”) associated with the retirement of a tangible long-lived asset be recognized as a liability in the period in which it is incurred and becomes determinable. Under this method, when liabilities for retirement of assets, excluding salvage values, are initially recorded, the carrying amount of the related assets is increased by a corresponding liability amount. The fair value of the ARO asset and liability is measured using expected future cash outflows discounted at the Company’s credit-adjusted risk-free interest rate (which approximates a marketplace fair value equivalent).  Accretion of the liability is recognized each period using the interest method of allocation, and the capitalized cost is depleted over the useful life of the related asset on commencement of operations.  The Company establishes an ARO when the associated asset is placed in service.  Management has determined that no AROs existed at December 31, 2012.

Revenue Recognition

The Company generates the majority of its revenues from natural gas gathering, processing, compression, NGL fractionation and gathering as well as marketing of natural gas and NGLs. The Company realizes revenues either by selling the residue natural gas and NGLs, or by receiving fees from the producers.

The Company obtains access to natural gas and provides midstream natural gas services principally under contracts that contain a combination of one or more of the following arrangements:

• Fee-based arrangements — Under fee-based arrangements, the Company receives a fee or fees for one or more of the following services: gas gathering, compressing, treating or processing natural gas and NGLs. Fee-based arrangements include natural gas purchase arrangements pursuant to which the Company purchases natural gas at the wellhead, or other receipt points, at a settled price at the delivery point less a specified amount, generally the same as the fees the Company would otherwise charge for gathering of natural gas from the wellhead location to the delivery point. The margins earned are directly related to the volume of natural gas that flows through the systems and are not directly dependent on commodity prices.

Bison Gas Gathering System

Notes to Carve-Out Financial Statements

Year Ended December 31, 2012

2.              SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

To the extent a sustained decline in commodity prices results in a decline in volumes, margins from these arrangements would be reduced.

•      Percent-of-proceeds arrangements — Under percent-of-proceeds arrangements, the Company generally purchases natural gas from producers at the wellhead, or other receipt points, gathers the wellhead natural gas through the Company’s gathering system, treats and processes the natural gas, and then sells the resulting residue natural gas and NGLs based on index prices from published index market prices.  The Company remits to the producers an agreed-upon percentage of the actual proceeds received from sales of the residue natural gas and NGLs.  Certain of these arrangements may also result in returning all or a portion of the residue natural gas and/or the NGLs to the producer, in lieu of returning sales proceeds.  Revenues under percent-of-proceeds arrangements relate directly with the price of natural gas and/or NGLs.

In addition to the arrangements above, some contracts require minimum volumes and/or well connection fees in addition to the fees charged on the gas volumes, or they have different fees before and after reaching a cumulative volume commitment.  Service revenue relates to well connection fees whereby the revenues are initially deferred when invoiced upon well connection and recognized ratably over the contract period and are not dependent on the volume of natural gas that is transported.

Customer billings for obligations under their minimum volume commitment are recorded as deferred revenue when the customer has the right to utilize shortfall payments to offset gathering fees in subsequent periods.  The deferred revenue is recognized into revenue under these arrangements once all contingencies or potential performance obligations associated with the related volumes have either (i) been satisfied through the gathering of future excess volumes of natural gas or (ii) expired (or lapsed) through the passage of time pursuant to the terms of the applicable natural gas purchase or gathering agreement.

For fees that decline after a cumulative volume commitment is reached, the revenues are recognized as the average fee anticipated to be received over the life of the contract.  Unearned amounts at the balance sheet date are included in deferred revenues.

The Company recognizes revenue for product sales and services under the four revenue recognition criteria, as follows:

•                                                Persuasive evidence of an arrangement exists

•                                                Delivery — Delivery is deemed to have occurred at the time custody is transferred, or in the case of fee-based arrangements, when the services are rendered.  To the extent the Company retains product as inventory, delivery occurs when the inventory is subsequently sold and custody is transferred to the third party purchaser.

Bison Gas Gathering System

Notes to Carve-Out Financial Statements

Year Ended December 31, 2012

2.              SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

•                                                The fee is fixed or determinable — The Company negotiates the fee for its services at the outset of fee-based arrangements.  In these arrangements, the fees are nonrefundable.  For other arrangements, the amount of revenue, based on contractual terms, is determinable when the sale of the applicable product has been completed upon delivery and transfer of custody.

•                                                Collectability is probable — Collectability is evaluated on a customer-by-customer basis.  New and existing customers are subject to a credit review process, which evaluates the customers’ financial position (for example, credit metrics, liquidity and credit rating) and their ability to pay. If collectability is not considered probable at the outset of an arrangement in accordance with the Company’s credit review process, revenue will be recognized when the cash is collected.

The Company reports revenues gross of the related gas purchases in the statement of operations when the Company acts as the principal in the related transaction, takes custody and title of the product, and incurs the risks and rewards of ownership.  Alternatively, the Company reports revenues net of the related gas purchase in the statement of operations when acting as an agent in these transactions and custody of the product or the risks and rewards of ownership do not transfer to the Company.

Amounts billed to customers for shipping and handling and electricity costs are included in revenue.  Shipping and handling costs and electricity costs associated with product sales are included in the cost of natural gas and natural gas liquids in the carve-out statement of operations.  Taxes collected from producers and remitted to the appropriate taxing authority are excluded from revenue.

Revenue for products and services provided but not invoiced is estimated each month and recorded along with related purchases of goods and services used but not invoiced.  These estimates are generally based on estimated commodity prices, preliminary throughput measurements, allocations of product and contract terms.  There are no material differences between the actual amounts and the estimated amounts of revenues and purchases recorded at December 31, 2012.

Comprehensive Income

Comprehensive income is the same as net income for the year ended December 31, 2012.

Environmental Matters

The Company is subject to various federal, state and local laws and regulations relating to the protection of the environment.  Although management believes that the Company is in compliance with applicable environmental regulations, the risk of costs and liabilities are inherent in pipeline ownership and operation.  The Company can provide no assurances that significant costs and liabilities will not be incurred by the Company.  The Company is not aware of any material contingent liabilities that currently exist with respect to environmental matters.

Bison Gas Gathering System

Notes to Carve-Out Financial Statements

Year Ended December 31, 2012

2.              SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements

Accounting standard setters frequently issue new or revised accounting rules. The Company reviews new pronouncements to determine the impact, if any, on its financial statements. There are currently no recent pronouncements that have been issued that management believes will materially affect the Company’s financial statements.

3.              SIGNIFICANT CUSTOMERS AND CONCENTRATIONS OF CREDIT RISK

As of and for the year ended December 31, 2012, revenues and accounts receivable from the three largest customers were as follows:

	Revenue as a % of Total Revenues for the year ended December 31, 2012	Accounts Receivable as a % of Total Accounts Receivable at December 31, 2012
Customer A	60%	34%
Customer B	29%	19%
Customer C	3%	31%

Included in accounts receivable for Customer C at December 31, 2012, are billings of $1.5 million related to minimum volumes that are also included in deferred revenues at December 31, 2012.  Customer C is also a related party (See Note 11).

Customer B owns a controlling interest in Customer A, and therefore, the credit risk to the Company for Customers A and B should be considered on a combined basis.

Bison Gas Gathering System

Notes to Carve-Out Financial Statements

Year Ended December 31, 2012

4.              PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consisted of the following (in thousands):

December 31,	Depreciable Life (in years)	2012
Natural gas gathering and NGL transportation pipelines and facilities	15-25 years	$82,678
Land and linefill	None	60
Vehicles	3-30 years	184
Construction in progress	—	3,458
Total		86,380
Less accumulated depreciation		(2,927)

Property, plant and equipment, net		$83,453

Depreciation expense was $2.6 million for the year ended December 31, 2012.

Capitalized interest for the year ended December 31, 2012 was $0.

Construction in Progress

The Company completed the final phase of construction of its natural gas gathering system that includes compression and other related facilities in the Williston Basin area of North Dakota in early 2012.  Construction on the project began in the fourth quarter of 2010, with Phase I completed and operations beginning in August of 2011.

5.              RIGHTS-OF-WAY ASSETS

Intangible assets consist of rights-of-way as follows (in thousands):

	Weighted Average remaining amortization Period (in years)	Gross Carrying Amount	Accumulated Amortization	Net
December 31, 2012	24.2 years	$6,081	$(184)	$5,897

Amortization expense was $162 thousand for the year ended December 31, 2012.

Bison Gas Gathering System

Notes to Carve-Out Financial Statements

Year Ended December 31, 2012

5.              RIGHTS-OF-WAY ASSETS (CONTINUED)

The estimated aggregate annual amortization of intangible assets expected to be recognized as of December 31, 2012 for each of the five succeeding fiscal years and thereafter is a follows:

(in thousands)
2013	$243
2014	243
2015	243
2016	243
2017	243
Thereafter	4,682
Total	$5,897

6.              ACCRUED LIABILITIES

Accrued liabilities consist of the following (in thousands):

December 31,	2012
Construction retainage included in property, plant and equipment	$1,721
Accrued property, plant and equipment costs	1,490
Gas purchases and other cost of sales	1,436
Other	128

Total accrued liabilities	$4,775

7.              COMMITMENTS AND CONTINGENCIES

Leases

BTE has entered into operating lease agreements for office space and office equipment.  The Bison Carve-out Financial Statements included $57,000 of expenses from those leases allocated based on the methodology in Note 1.

Purchase and Sale Commitments and Contingencies

The following contracts were allocated to Bison, as they are associated with the gathering system.

Bison Gas Gathering System

Notes to Carve-Out Financial Statements

Year Ended December 31, 2012

7.              COMMITMENTS AND CONTINGENCIES (CONTINUED)

In December 2010, BTE entered into gas purchase and sale contracts with a U.S. independent oil and natural gas exploration and production company (“Third Party Producer”).  Under the terms of the contracts, the Company constructed, owned, operated and expanded a natural gas gathering system that includescompression and other related facilities in the Williston Basin area in North Dakota. The associated natural gas production from 18 townships in Burke and Bison Counties, North Dakota is committed to the Company’s gathering system during the 15 year term of the agreement.  The Company gathers, compresses, and delivers the natural gas and NGLs for further handling at a Stanley, North Dakota facility.  The Company reserves capacity in the gathering system equal to at least 125% of the applicable minimum monthly volumes for the benefit of the Third Party Producer.  The agreement requires the Company to purchase the gas from the Third Party Producer at the wellhead and sell the gas to a third-party midstream Company.  The Company collects a fee based on minimum monthly volumes and a well connection fee for each well that is connected to the gathering system for the first 103 wells as outlined in the arrangement.   Through December, 31, 2012 the Company has connected 118 wells.  The contract was amended in May 2012 (effective January 1, 2012) in connection with a new contract discussed below, and again in October 2012 to require certain pressures be maintained at the wellhead.

During 2011, BTE entered into three additional gas purchase and sale contracts with three separate U.S. independent oil and natural gas exploration and production companies.  Under the terms of the contracts, the Company will expand the natural gas gathering system in the Williston Basin area in North Dakota. The associated natural gas production from wells defined in the agreements will be committed to the Company’s gathering system during the 15 year terms of the agreements.  The agreements require the Company to purchase the gas at the wellhead at volumes prescribed in the arrangements.

During 2012, BTE entered into two additional contracts to build and expand upon its Bison gathering system as described above and in Note 4. Under the terms of the contracts, the Company will expand the natural gas gathering system in the Williston Basin area in North Dakota. The associated natural gas production from wells defined in the agreements will be committed to the Company’s gathering system during the 10 to 15 year terms of the agreements.  The agreements require the Company to purchase the gas at the wellhead at volumes prescribed in the arrangements.

The Company has issued purchase orders to vendors to buy the equipment required to build the systems described above and in Note 4.  These outstanding purchase order commitments were approximately $6.7 million as of December 31, 2012.  These amounts are related to the Company’s construction efforts.

Contingencies

In the normal course of business, the Company may be party to litigation from time to time.  The Company is not involved in any litigation as of December 31, 2012.

Bison Gas Gathering System

Notes to Carve-Out Financial Statements

Year Ended December 31, 2012

7.     COMMITMENTS AND CONTINGENCIES (CONTINUED)

Environmental Contingencies

The Company is subject to numerous environmental regulations.  Failure to comply with these regulations could result in the assessment of fines or penalties by regulatory authorities.

8.     OWNER’S NET INVESTMENT

BTE’s investment in the operations of Bison is presented as owner’s net investment which represents the accumulated net earnings of the operations and the accumulated net contributions from and distributions to BTE.

Unit Based Compensation

BTE has unit-based compensation plans that grant employees ownership interest in Bear Tracker Investments, LLC (“BTI”), which holds an ownership interest in BTE.  As a result of the carve-out process, Bison has been allocated the proportionate share of unit compensation expense based on the allocation methodology described in Note 1.  The fair value of these units at the date of grant was estimated using the binomial discounted cash flow method.  Key estimates underlying fair value included projected revenue based on existing arrangements and cost estimates, hypothetical exit EBITDA multiples, forfeiture rates, and discount factors surrounding unit transferability. The compensation expense associated with the granting of units of BTI an entity related to BTE’s management and was reflected on BTE’s financial records as required by GAAP and allocated to the Bison Assets.

9.     EMPLOYEE BENEFIT PLANS

401(k) Plan

BTE sponsored a 401(k) profit sharing and savings plan for its employees.  Employee participation in this plan was voluntary and the Company provided a matching contribution to the plan.  The Bison Carve-out Financial Statements included an amount based on the allocation methodology described in Note 1.

10.  SUPPLEMENTAL CASH FLOW INFORMATION (in thousands)

December 31,	2012
Supplemental disclosure of cash flow information
Non-cash investing activities:
Property, plant and equipment purchases included in accrued liabilities	$3,211

Bison Gas Gathering System

Notes to Carve-Out Financial Statements

Year Ended December 31, 2012

11.  RELATED PARTY TRANSACTIONS

The Company has a gas purchase contract with a natural gas producer to gather the gas from a certain acreage dedication.  The CEO of that company is also a Director on BTE’s Board of Members.  Total revenues relating to the gas purchase contract and well connect fees totaled approximately $49,400 during the year ended December 31, 2012.  Accounts receivable and deferred revenues totaled approximately $13,600 and $101,100 respectively at December 31, 2012.

12.  SUBSEQUENT EVENTS

In January 2013, Summit Investments executed a definitive agreement with affiliates of GSO Capital Partners LP and Bear Tracker Investments, LLC to acquire 100% of the equity interest of Bear Tracker Energy, LLC for $513.0 million, subject to certain working capital adjustments.  The transaction closed in February 2013 and the related assets were held in a newly created and wholly owned subsidiary of Summit Investments.

On June 4, 2013, SMLP entered into a purchase and sale agreement with Summit Investments and its affiliate Bison Midstream,  LLC to acquire certain natural gas gathering pipeline, dehydration and compression assets in the Williston Basin in North Dakota (the “Bison Gas Gathering System”) that were part of the BTE assets acquired in February 2013 (the “Bison Transaction”). The Bison Gas Gathering System, which was carved out from BTE was funded through $200.0 million of borrowings under SMLP’s revolving credit facility and the issuance of $50.0 million of SMLP common and general partner units to Summit Investments.

In accordance with ASC 855 Subsequent Events, the Company has reviewed and updated subsequent events through June 4, 2013, the date the financial statements were available to be issued.   There were no other material subsequent events that required recognition or additional disclosure in the financial statements.